EXHIBIT 99.1

Utah Medical Products, Inc. Announces Quarterly Dividend

Contact:  Crystal RiosFebruary 8, 2022

(801) 566-1200

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of twenty-nine cents ($.29) per share of common stock payable on April 5, 2022 to shareholders of record at the close of business on March 18, 2022.  This is a 1.8% increase over the dividend declared in the same quarter of the prior year.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.